EXHIBIT 10.11.2
FIRST AMENDMENT TO PROFIT PARTICIPATION PLAN OF MOODY'S CORPORATION
The Profit Participation Plan of Moody's Corporation (amended and restated effective as of January 1, 2020) (the “Plan”) is hereby amended as follows, effective as of the date this First Amendment is adopted except where otherwise noted:
1.The sixth sentence of Section 1.42(b) of the Plan is amended to read as follows:
If an Employee with one (1) year or more of Vesting Service incurs a break-in-service equal to the greater of five (5) consecutive one (1) year breaks-in-service or the number of years of Vesting Service as of his prior termination of employment, his Vesting Service prior to such break shall not be restored upon his reemployment by the Company for purposes of vesting in benefits accrued prior to such break-in-service (but, for the avoidance of doubt, shall be taken into account for purposes of vesting in benefits accruing after such reemployment).
2.The references to “age 70-1/2” in Sections 9.1 through 9.3 of the Plan are amended to read “age 70-1/2 (age 72 for Participant born after June 30, 1949)”, effective as of January 1, 2020.
3.A new Section 9.1(n) is added to the Plan to read as follows, effective as of January 1, 2020:
Notwithstanding any other provision of this Plan, whether before or after distribution has begun, a Member’s entire interest will be distributed to the designated beneficiary by December 31 of the calendar year containing the tenth anniversary of the Member’s death unless the designated beneficiary meets the requirements of an “eligible designated beneficiary.” An “eligible designated beneficiary” may receive distributions over the life of such designated beneficiary. If there is no designated beneficiary as of September 30 of the year following the year of the Member’s death, the Member’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Member’s death. For purposes hereof, an “eligible designated beneficiary” is defined as any designated beneficiary who is: (i) the surviving spouse of the Member; (ii) a minor child of the Member; (iii) disabled; (iv) a chronically ill individual; or (v) an individual who is not more than 10 years younger than the Member. The determination of whether a designated beneficiary is an “eligible designated beneficiary” shall be made as of the date of death of the Member. If an “eligible designated beneficiary” dies before the portion of the Member’s interest is entirely distributed, the remainder of such portion shall be distributed within 10 years after the death of such “eligible designated beneficiary”.
4.Sections 9.7(a) and 9.7(b) of the Plan are amended to read as follows:
(a)A Member may, at any time, withdraw an amount up to the total to the credit of his Account attributable to his Participating After-Tax Contributions.
(b)A Member with three (3) years or more of Vesting Service may, at any time, withdraw an amount up to the total to the credit of his Account attributable to his own Participating After-Tax Contributions and Company Matching Contributions, excluding any amount to the credit of his Account attributable to Company Matching Contributions made for the current and the two (2) immediately preceding Plan Years.